EXHIBIT 99.1

SOFTWARE VETERAN MICHAEL MORRISON NAMED PRESIDENT AND CHIEF EXECUTIVE OFFICER OF DATAWATCH CORPORATION

Track Record of Success and Market Understanding Strengthens Datawatch Leadership Team

Chelmsford, MA—February 14, 2011—Datawatch Corporation (NASDAQ-CM: DWCH), the leading global provider of report analytics products and services, announced today that Michael Morrison has joined the company as president and chief executive officer.  Mr. Morrison replaces Ken Bero, who has served as Datawatch’s chief executive officer since January 2008.  In addition to his role as CEO, Mr. Morrison will serve on Datawatch’s board of directors.

Mr. Morrison joins Datawatch at a pivotal time, as its solutions are being viewed as more relevant than ever to companies of all sizes.  Datawatch’s solutions allow the vast amounts of static information contained in existing reports, PDF files, business documents and other content-rich, but difficult-to-use data sources to be utilized as part of a complete information analytics strategy.  Organizations recognize the scale of the investments that they have made in the applications that provide these reports and the leverage they can realize by tapping into the value that the reports hold.  They are now looking to companies like Datawatch as the key to unlocking this value in a more timely and cost effective manner.

“Michael brings an ideal set of skills to lead Datawatch as we concentrate on aggressive revenue growth and profitability,” said Richard de J. Osborne, Datawatch’s chairman of the board.  “Our Datawatch solutions have always been extremely well regarded by our extensive user community, and recently we have identified new and exciting applications for these solutions.  Michael’s background, direct experience and leadership qualities are a perfect fit to take advantage of these opportunities.”

"The board joins me in thanking Ken Bero for his contributions as CEO during the last three years.  Under his leadership the company profitably weathered the recession from which we are just now emerging," continued Mr. Osborne.  "Datawatch is now in an excellent position to capitalize on the next phase of its growth strategy, with no debt and a cash balance of nearly $7.5 million."

“I am excited about this opportunity with Datawatch, and I thank the board for their confidence,” said Mr. Morrison.  “Datawatch is an undiscovered jewel and has the potential to redefine the analytics market with a unique technology solution and an extensive and passionate customer base.  By focusing the talents of the Datawatch team on delivering solutions that expand on the current success of our customers, we can change the way reporting is viewed in the analytics market, drive tremendous momentum, and grow significant shareholder value.”

Mr. Morrison was most recently vice president, financial performance management at IBM, and held a similar position at Cognos prior to its acquisition by IBM in 2008.  Prior to Cognos, Mr. Morrison was chief operating officer at Applix Inc., a leader in business analytics software.  During his three-year tenure at Applix, Mr. Morrison was responsible for all sales operations, marketing, business development and customer support.  During this time, the company emerged as the fastest growing vendor in its market segment, achieving compound annual growth rates in excess of 30 percent.  Applix was acquired by Cognos in October 2007 for $339 million, almost six times its annual revenue.

Before Applix, Mr. Morrison worked at Cognos for 11 years in a variety of roles including VP - Planning Operations, VP - Finance & Administration and corporate counsel.  He began his career as in-house counsel for NYNEX Corporation.  Mr. Morrison has a B.S. in Mathematics from Tufts University and a J.D. from Boston College Law School.

Datawatch also announced that David Mahoney has been named a vice chairman of the board of directors.  Mr. Mahoney, a current director, joined the board in September 2010.   He will work closely with Mr. Morrison in implementing business strategy, developing strategic alliances and driving the Company’s growth agenda.  Mr. Mahoney was previously CEO of Applix and worked closely with Mr. Morrison on the very successful turnaround at that company.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation (NASDAQ-CM: DWCH) empowers organizations to transform the massive amounts of information that is trapped in static reports, PDF files, XML files and other content-rich, but difficult-to-use data sources, into a dynamic information analytics system that accelerates and improves decision-making throughout their operations.   Datawatch’s technology allows its tens of thousands of customers worldwide to leverage the investments they have made in reports from ERP, CRM and other custom applications into high performance analytic information at a fraction of the cost and time of traditional approaches. Datawatch is headquartered in Chelmsford, Massachusetts with offices in London, Sydney and Manila, with partners and customers in more than 100 countries worldwide. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; competition in the software industry; Datawatch's dependence on its principal products; proprietary software technology and software license agreements; risks associated with international sales; risks associated with indirect distribution channels; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; risks associated with acquisitions; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; Datawatch’s dependence on its ability to hire and retain skilled personnel; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2010. Any forward-looking statements should be considered in light of those factors.

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